Exhibit 10.4

Dated                                   2020

NON-EXECUTIVE DIRECTOR LETTER OF APPOINTMENT

Date:	2020

[Director Details to be updated]

Dear [X],

Non-executive directorship of GAN Limited (the “Company”)

The Board of directors of the Company has appointed you as a non-executive director. l am writing to set out the terms of your appointment. It is agreed that this is a contract for services and is not a contract of employment.

1.	Appointment

1.1	Your appointment will be for an initial term of 3 years commencing on the date of this letter, unless otherwise terminated earlier in accordance with the Bye-laws, the Companies Act 1981 (as amended) or by and at the discretion of either party upon three month’s written notice. Continuation of your appointment is contingent on satisfactory performance and re-election in accordance with the terms of the Bye-laws.

1.2	Notwithstanding the above, if in the reasonable opinion of the Board your position as a non-executive director becomes untenable due to a conflict of interest or for any other reason, the Board may require you to resign your directorship immediately or to take such other action as it considers appropriate in order to remove the conflict or to render your position tenable.

1.3	On termination of your appointment, you shall, at the Company’s request, resign from office as director of the Company and any offices you hold in any Group Company.

2.	Time Commitment

2.1	You will be expected to devote such of your time, attention and abilities as may be necessary to fulfil the duties of your appointment. Overall, we anticipate a time commitment from you of two days per month. This will include attendance at Board meetings, the AGM and any Board away day. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

2.2	The nature of the role makes it impossible to be specific about the maximum time commitment. You may be required to devote additional time to the Company in respect of preparation time and ad hoc matters which may arise and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, Committee or shareholder meetings.

2.3	By accepting this appointment, you have confirmed that you are able to devote sufficient time to meet the expectations of your role. The agreement of the chairman should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive director of the Company.

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3.	Role

3.1	Non-executive directors have the same general legal responsibilities to the Company as any other director. The Board as a whole is collectively responsible for the success of the Company. On a general level, your role as a member of the Board is to:

3.1.1	provide entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

3.1.2	set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

3.1.3	set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

As a director you are required to take decisions objectively in the best interests of the Company.

3.2	In addition to these general requirements, your role as a non-executive director has the following key elements:

3.2.1	Strategy: to challenge constructively and to contribute to the development of strategy;

3.2.2	Performance: to scrutinise the performance of management in meeting agreed goals and objectives and to monitor the reporting of performance;

3.2.3	Risk: to satisfy yourself that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

3.2.4	People: to be responsible for determining appropriate levels of remuneration of executive directors and to have a prime role in appointing, and where necessary removing, senior management and in succession planning.

3.3	Without prejudice to your duties set out in clauses 4.1 and 4.2 above, you shall comply with your Statutory Duties.

3.4	You shall have particular regard to the Corporate Governance Guidelines that have been issued by the Board, a copy of which are attached at Exhibit A to this letter.

4.	Fees

4.1	You will be paid a fee of US$60,000 gross per annum which will be paid monthly in arrears on or around the last day of each calendar month. Your fee will be subject to deduction of tax and national insurance contributions which the Company may be, by law, obliged to deduct.

4.2	In addition, the Company will reimburse you for all expenses reasonably and necessarily incurred by you in the proper performance of the duties of your office, provided that on request you provide the Company with such vouchers or other evidence of actual payment of such expenses as the Company may reasonably require.

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5.	Outside interests

5.1	During the term of your appointment you may not (except with the prior sanction of a resolution of the Board) be directly or indirectly employed, engaged, concerned or interested in, or hold any office in, any business or undertaking which competes with any of the businesses of any Group Company. However, this shall not prohibit you from holding (directly or through nominees) investments listed on the NYSE, Nasdaq, London Stock Exchange or on any other recognised investment exchange (as defined in section 285 Financial Services and Markets Act 2000) so long as you do not hold more than 3% of the issued shares or other securities of any class of any one such competing company.

5.2	You must immediately notify the company secretary in writing of any interests you may have in shares or debentures in the Company and any such interests of your connected persons (within the meaning of sections 252 - 254 Companies Act 2006) in accordance with the Disclosure and Transparency Rules.

6.	Confidentiality

6.1	You will appreciate that the business of the Company and the Group is a specialised and competitive business and that during the course of your appointment you will have access to and have an intimate knowledge of the Company’s and the Group’s trade secrets and confidential information. You further acknowledge that the disclosure of any trade secrets or confidential information to actual or potential competitors of the Company or the Group would place the Company and the Group at a serious competitive disadvantage and would do serious damage, financial and/or otherwise, to its or their business and business development and would cause immeasurable harm.

6.2	You must neither during the term of your appointment (except in the proper performance of the duties of your office or with the express written consent of the Board) nor at any time (without limit) after the termination of your appointment except in compliance with an order of a competent court:

6.2.1	divulge or communicate to any person, company, business entity or other organisation;

6.2.2	use for your own purposes or for any purposes other than those of the Company or any Group Company; or

6.2.3	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of,

any Confidential Information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through any breach by you of the provisions of this letter or other default of yours.

6.3	Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently, you should avoid making any statements that might risk breach of these requirements without prior clearance from the chairman or company secretary. You should at all times comply with the Company’s share dealing code.

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7.	Review process

The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the chairman as soon as is appropriate.

8.	Insurance

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment, subject to the terms and conditions of the policy of insurance from time to time in force. A copy of the policy document is available from the company secretary.

9.	Independent Professional Advice

Occasions may arise when you consider that you need professional advice in connection with the performance of your duties as a director of the Company. Circumstances may occur when it will be appropriate for you to seek such advice from independent advisers at the Company’s expense. A copy of the Board’s agreed procedure under which directors may obtain such independent advice is attached. The Company will reimburse the full cost of expenditure incurred in accordance with the attached policy.

10.	Committees

In the event that you are also asked to serve on one or more of the Board committees this will be covered in a separate communication setting out the committee(s)’s terms of reference, any specific responsibilities and any additional fees that may be involved.

11.	Changes to personal details

You shall advise the company secretary promptly of any change in your address or other personal contact details.

12.	Return of Company property

On termination of your appointment with the Company however arising, or at any time at the Board’s request, you shall immediately return to the Company all documents, records, papers or other property belonging to the Company or any Group Company which may be in your possession or under your control, and which relate in any way to the Company’s or a Group Company’s business affairs and you shall not retain any copies thereof.

13.	Data Protection

13.1	By signing this letter you consent to the Company holding and processing data about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data relating to you including, as appropriate:

13.1.1	information about your physical or mental health or condition in order to monitor leave and take decisions as to your fitness to perform your duties; or

13.1.2	your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; or

13.1.3	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

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13.2	You consent to the Company making such information available to any Group Company, those who provide products or services to the Company or any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

13.3	You also consent, where applicable, to the transfer of such information to the Company’s or any Group Company’s business contacts outside Bermuda or the European Economic Area in order to further its or their business interests, but only when the Company has assessed all the circumstances surrounding the transfer of personal information to the Company’s or any Group Company’s business contacts outside Bermuda or the European Economic Area and reasonably consider the transfer of personal information is small scale, occasional and unlikely to prejudice the rights of the individual.

13.4	You are required to sign and date the Company’s privacy notice and return it to the company secretary.

13.5	When handling personal data in connection with your appointment by the Company on the terms of this letter, you shall comply with the Company’s data protection policy.

14.	Rights of third parties

14.1	Save as expressly provided in paragraph 15.2, no provision of this letter is enforceable pursuant to the Contracts (Rights of Third Parties) Act 2016 by any person who is not a party to it.

14.2	Subject to the Contracts (Rights of Third Parties) Act 2016, paragraphs 6 and 7 may be enforced by any Group Company in its own right.

15.	Governing law and jurisdiction

This letter is governed by and shall be interpreted in accordance with Bermuda law. The parties irrevocably submit to the exclusive jurisdiction of the Supreme Court of Bermuda in relation to all matters arising out of or in connection with this letter.

16.	Definitions

In this letter unless the context otherwise requires the following expressions shall have the following meanings:

Board means the board of directors for the time being of the Company, any authorised director or any committee of directors for the time being;

Bye-laws means the Company’s bye-laws as amended from time to time;

Confidential Information means information relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to it or to them and trade secrets (including, without limitation, technical data and know-how) relating to the business of the Company or any Group Company or of any of its or their suppliers, clients or customers;

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Group means the Company and the Group Companies;

Group Company means any company which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this letter the terms subsidiary and holding company shall have the meanings ascribed to them under the Companies Act 1981 as in force from time to time; and

Statutory Duties means your statutory duties as a director set out in in section 97 of the Companies Act 1981 as in force from time to time.

Please could you confirm your agreement to the terms set out above by signing the endorsement on the enclosed copy of this letter and returning the copy to me at the above address. This exchange of letters will be available for inspection by the Company’s shareholders in accordance with company law.

Yours sincerely

For and on behalf of GAN Limited

Dermot S Smurfit

Chief Executive Officer

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Exhibit A

Corporate Governance Guidelines

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